Exhibit 10.2

*** CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS IN BRACKETS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

AMENDMENT NO. 1

TO

COMMERCIAL LICENSE AGREEMENT

This Amendment No. 1 to Commercial License Agreement (the “Amendment”), effective as of February 5, 2020 (the “Amendment Effective Date”), is by and between SELEXIS SA (“SELEXIS”) and Oncternal Therapeutics, Inc. (“COMPANY”).

COMPANY, through its predecessor in interest ROAR Therapeutics, and SELEXIS entered into the Commercial License Agreement dated May 19, 2014 (as amended herein, the “Agreement”).

The Parties desire to modify the Agreement to authorize COMPANY to grant a sublicense to a newly created sister company, VelosBio, Inc., a company incorporated under the laws of  Delaware, with its office at 3210 Merryfield Row, San Diego, CA 92121 (“VelosBio”).

NOW, THEREFORE, in consideration of the mutual obligations and covenants set out herein and for good consideration the Parties agree as follows:

1.COMPANY intends to grant to VelosBio a sublicense under the Commercial License for VelosBio to use Cell Lines and SELEXIS Materials for the manufacture of Licensed Product by or on behalf of VelosBio, such Licensed Product to be used by or on behalf of VelosBio in the development and commercialization of Final Products for or on behalf of VelosBio, and SELEXIS is willing to and hereby does consent to such grant, subject to the terms and conditions set forth in the Agreement.  COMPANY will ensure that the sublicense complies with the requirements of Article 2.2 of the Agreement, and that notwithstanding such consent, COMPANY remains responsible for the performance by VelosBio and fully liable for any breach of the Agreement or Losses caused by VelosBio.  For clarity, the sublicense of the Commercial License includes the right for VelosBio to grant further sublicenses and to transfer the Cell Lines, SELEXIS Materials and SELEXIS Know-How, subject to VelosBio’s compliance with paragraph 4 below and Articles 2.2 and 2.3 of the Agreement.

2.Following the grant of the sublicense to VelosBio, COMPANY intends to transfer Cell Lines, SELEXIS Materials and/or SELEXIS Know-How as identified on Exhibit A hereto.  SELEXIS hereby consents to such transfer.  If and when COMPANY does make any transfer to VelosBio, it shall timely comply with the notification requirements as set forth in Article 2.3 of the Agreement.

3.SELEXIS will provide COMPANY and VelosBio with a redacted version of the cell line development report suitable for sharing with CMOs (“CMO Report”).  COMPANY and VelosBio may share such CMO Report with its CMOs and other Sublicensees with written notice thereof provided to SELEXIS in accordance with the provisions of Article 2.3.  Other than the CMO Report, any disclosure of any SELEXIS Materials or SELEXIS Know-How remains subject to the prior written consent of SELEXIS as provided for in Article 2.3.

4.Any further sublicenses by VelosBio of its rights under the Commercial License or transfer by VelosBio shall be subject to compliance with the terms and conditions of Articles 2.2 and 2.3 of the Agreement, including, without limitation, the requirement to seek the consent of SELEXIS and/or timely provide the required written notification.  For clarity, VelosBio may seek the foregoing consent directly from, or provide notification directly to, SELEXIS, provided that such direct request or notification shall not relieve COMPANY of any of its responsibilities or liabilities in regard to any breaches of the Agreement committed or any Losses caused by VelosBio. SELEXIS shall not unreasonably withhold any such consent.

5.For clarity, each commercial license milestone payments due under Article 3.1.2 shall be due only once for the Licensed Product and all Final Products containing such Licensed Product, and shall be due upon the first occurrence of each milestone event, without regard to whether the particular milestone event is achieved by COMPANY or any of its Collaboration Partners, or Sublicensees, or other Third Parties, in each case, acting on COMPANY’s behalf.  The royalty payments provided for under Article 3.1.3 of the Agreement shall be due as set forth therein for all Final Products, regardless of whether such Final Products are developed and/or commercialized by COMPANY (or any of its Collaboration Partners or Sublicensees, or other Third Parties, in each case, acting on COMPANY’s behalf).

6.A new definition is added as Article 1.55 as follows:

“Product” shall mean Licensed Product and/or Final Product as applicable in the context.”

7.The first sentence of Article 2.2 is hereby deleted and replaced with the following:

“COMPANY may, with prior written consent from SELEXIS, which consent will not be unreasonably withheld, grant sublicenses under the Commercial License to a Contractor or to a Collaboration Partner (the “Sublicensees”) and only with respect to (i) the establishment of a production process for a Licensed or Final Product for or on behalf of COMPANY or for Sublicensee or (ii) the manufacture, distribution or sale of a Licensed or Final Product for or on behalf of COMPANY or for Sublicensee.”

8.In Article 2.3, second line, insert after “…except that during and for the Term only…”: “(or thereafter, if the Commercial License has become perpetual, irrevocable, fully paid up and royalty free as provided for in Article 3.1.3 in all countries),”.

9.Article 3.2 of the Agreement is hereby deleted and replaced with the following:

“3.2  Mechanism of Payment. The payments due to SELEXIS under this Agreement shall be made by wire transfer or other electronic fund transfer as provided for in the applicable invoice.  The PARTIES acknowledge and agree that SELEXIS has assigned the rights to receive payments hereunder to Ligand Pharmaceuticals Incorporated (“Ligand”), and that any payment made as due hereunder to Ligand shall be deemed to be a payment made to SELEXIS hereunder.  COMPANY will have no obligation to make any such payment, once made to Ligand, separately to SELEXIS.

For clarity, each commercial license milestone payment due under Article 3.1 shall be due only once for the Licensed Product and all Final Products containing, comprising or incorporating such Licensed Product, and shall be due upon the first occurrence of each milestone event, without regard to whether the particular milestone event is achieved by VelosBio, LICENSEE or any of their respective Collaboration Partners, other Sublicensees, or other Third Parties, in each case, acting on VelosBio’s or LICENSEE’s behalf.  The royalty payments provided for under Article 3.1 of the Agreement shall be due as set forth therein for all Final Products, regardless of whether such Final Products are developed and/or commercialized by VelosBio, LICENSEE (or any of their respective Collaboration Partners, other Sublicensees, or other Third Parties, in each case, acting on VelosBio’s or LICENSEE’s behalf).”

10.A new sentence is added at the end of Article 8.3 as follows:

“In addition, COMPANY may disclose (1) Confidential Information of SELEXIS to (i) Regulatory Authorities for purposes of responding to requests therefrom, and (ii) Regulatory Authorities, if and only to the extent required in connection with seeking or maintaining Regulatory Approval, and/or (iii) the extent such disclosure is required law, and (2) the CMO Report to potential and actual Collaboration Partners and Contractors.”

11.The following new Article 9.6 is hereby added to the Agreement:

“9.6Special Provisions Regarding Breaches by Sublicensees.  Notwithstanding anything in this Article 9 to the contrary, if a breach by COMPANY under Article 9.2 arises solely as a result of an action or omission by a Sublicensee, then COMPANY will use its commercially reasonable efforts to cure such breach or terminate such sublicense, in consultation with SELEXIS and including, without limitation, potentially seeking to enforce the relevant terms of the applicable sublicense by the filing of an appropriate court action to enforce compliance with the terms of the sublicense in question. Provided that COMPANY is complying with the foregoing, then, for a period not to exceed one hundred eighty (180) days from the date on which COMPANY first became aware of such action or omission, SELEXIS may not terminate this Agreement for such breach; and if, prior to the expiration of such one hundred eighty (180) day period, such breach is cured, or the relevant sublicense is terminated and such Sublicensees has halted all activities under or related to such sublicense, SELEXIS may not thereafter terminate this Agreement for such breach.  If COMPANY has terminated such sublicense but Sublicensee has not halted all activities under or related to such sublicense, then SELEXIS may terminate this Agreement with respect to such Sublicensee, but such termination shall not affect the rights hereunder held by COMPANY or any other Sublicense, and this Agreement and such other sublicenses shall remain in full force and effect.  Notwithstanding the foregoing, if such Sublicensee’s activities following termination of the sublicense involve any use of any SELEXIS Technology received directly or indirectly from COMPANY or otherwise would continue to cause COMPANY to be in breach of any of the provisions of this Agreement, then, upon the request of SELEXIS but at COMPANY’s expense, COMPANY will take all steps possible to halt all such activities, including, without limitation, filing and diligently prosecuting any legal proceedings available to it. COMPANY’s failure to take any such action reasonably requested by SELEXIS shall be deemed a material breach of the Agreement and SELEXIS may thereafter terminate the Agreement in its entirety in accordance with the provisions of Article 9.2.  Notwithstanding any of the foregoing, (i) COMPANY will fully defend and indemnify SELEXIS with respect to any claim to the extent arising from and relating to any dispute between COMPANY and such Sublicensee in accordance with the provisions of Article 7.2; and (ii) COMPANY will reimburse SELEXIS, on an ongoing basis no less frequently than quarterly, for any Losses suffered by SELEXIS arising from or relating to any of the foregoing actions or omissions of the Sublicensee and/or any disputes arising related thereto.  For clarity, the foregoing is not intended to limit any obligations SELEXIS may have under Article 7.1 to indemnify COMPANY for matters unrelated to the foregoing.”

12.The addresses for notice provided for in Article 10.11 of the Agreement are updated as follows:

If to COMPANY, addressed to:

Oncternal Therapeutics, Inc.
12230 El Camino Real, Ste. 300
San Diego, CA 92130-2122

Attention:	President and Chief Executive Officer
Facsimile:	+1 858 408 3010

If to SELEXIS, addressed to:

SELEXIS S.A.
14 Chemin des Aulx
1228 Plan-les-Ouates
Geneva, Switzerland

Attention:	Office Manager, Caroline Hemet
With a copy to:	CEO, Igor Fisch, Ph. D.
Facsimile:	+41 22 308-9361

13.All capitalized terms used in the Agreement will have the same meaning where used in this Amendment. In the event of a conflict or inconsistency between this Amendment and the Agreement, the applicable terms and conditions of this Amendment shall prevail.  All terms and conditions of the Agreement that are not amended herein shall remain unchanged and in full force and effect.

14.This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same document.  In addition, this document may be executed by facsimile, and the Parties agree that facsimile copies of signatures shall have the same effect as original signatures.

In Witness Whereof, the Parties have executed this Amendment as of the Amendment Effective Date.

[Signature page follows]

SELEXIS SA		ONCTERNAL THERAPEUTICS, INC.

By:	/s/ Pierre-Alain Girod	By:	/s/ James B. Breitmeyer, M.D., Ph.D.
Name:	Pierre-Alain Girod	Name:	James B. Breitmeyer, M.D., Ph.D.
Title:	Chief Scientific Officer	Title:	President and CEO
Date:	February 7, 2020	Date:	February 6, 2020

By:	/s/ Regine Brokamp
Name:	Regine Brokamp
Title:	Chief Operating Officer

EXHIBIT A

MATERIALS TO BE TRANSFERRED TO VELOSBIO

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